UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2003

LIBERATE TECHNOLOGIES

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26565	94-3245315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Circle Star Way, San Carlos, California		94070-6200
(Address of Principal Executive Offices)		(Zip Code)

Company’s telephone number, including area code: (650) 701-4000

(Former Name or Former Address, if Changed Since Last Report.)

Item 5.    Other Events and Regulation FD Disclosure.

On April 21, 2003, Liberate Technologies announced the following executive appointments:

•                  The company is appointing Phil Vachon as president—Liberate International.  Mr. Vachon previously served the company as its senior vice president of worldwide sales & service, and has recently returned to work with the company in an advisory role.  Mr. Vachon, who will relocate to Canada, will report to David Lockwood, Liberate’s incoming chairman and chief executive officer.  Mr. Vachon has extensive experience in the software sector, having worked eight years with Oracle Corporation in various management roles, most recently as vice president for the telecommunications sector. Mr. Vachon joins Patrick Nguyen, Coleman Sisson, Kent Walker, and Greg Wood on Liberate’s executive team.

•                  Mark Vickers has been appointed chief technology officer.  Mr. Vickers has been with Liberate for five years, and was previously director of technology.

•                  Antoine Boucher has been appointed senior vice president of iTV engineering.  Mr. Boucher, who is based in London, Ontario, has been with Liberate for three years, and was previously vice president of London engineering.

•                  Deepak Mulchandani has been appointed vice president of iTV engineering, based in London, Ontario, where Mr. Mulchandani will relocate.  Mr. Mulchandani has been with Liberate for three years, and was previously director of platform engineering.

•                  Mark Scadina has been appointed vice president of intellectual property.  Mr. Scandia was previously vice president and general counsel of InterTrust.

Those statements above that involve expectations or intentions (such as those relating to future management changes and product development plans) are forward-looking statements, not guarantees of future performance.  Actual results may vary materially due to the uncertain market for video, voice and data services, dependence on a limited number of network operators and equipment providers, limited availability of necessary technology and services, unanticipated research and development or sales and marketing expenses, potential software problems, evolving accounting guidance, and other risks outlined in Liberate’s filings with the Securities and Exchange Commission (including its most recent annual report on Form 10-K).

Item 7.    Exhibits

Exhibit Number	Description
99.1	Press release dated April 21, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATE TECHNOLOGIES

Date: April 22, 2003	By:	/s/ Kent Walker
	Name:	Kent Walker
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated April 21, 2003.